Exhibit 99.1

CONTACT:	Kim Rudd / Tabatha Santiago Executive Assistant (585) 784-3324 Investors and Media: Melanie Dambre / Jamie Baird FTI Consulting (212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. PROVIDES BUSINESS UPDATE AMID COVID-19 OUTBREAK

ROCHESTER, N.Y. – April 2, 2020 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today provided a business update for its fourth quarter ended March 28, 2020 in light of the outbreak of COVID-19.

Brett Ponton, President and Chief Executive Officer said, “First and foremost, Monro is focused on the safety and well-being of our teammates, customers and the communities that we serve during this critical period. As our stores remain open to provide essential services during the COVID-19 pandemic, we are focused on the areas of our business within our control, including aligning labor with demand, reinforcing disciplined cost management protocols and leveraging our diversified supply chain. While COVID-19 significantly impacted our fourth quarter financial results, and continues to impact our store operations, we believe our ample liquidity and solid balance sheet position us well to navigate this challenging environment.”

The Company’s estimate of sales for the fourth quarter of the fiscal year ended March 28, 2020 (“fiscal 2020”) is approximately $286.1 million, a decrease of .4% compared to $287.2 million in the prior year quarter, driven by a comparable store sales decrease of approximately 9.5% offset by sales from new stores. The decline in comparable store sales, based on the Company’s preliminary estimate, was largely driven by a substantial decrease in traffic since mid-March as government authorities took actions to curb the COVID-19 outbreak. Mild weather in the Company’s Northern markets during January and February also negatively impacted comparable store sales during the quarter. Monro exited the fourth quarter of fiscal 2020 with a comparable store sales decrease of approximately 45% during the last week of the quarter and expects the slowdown in traffic to continue to negatively impact its top line performance in the first quarter of fiscal 2021, as authorities have announced expanded measures to prevent the further spread of COVID-19. Due to the decline in sales for the fourth quarter of fiscal 2020, the Company now expects fiscal 2020 diluted earnings per share to be well below the low end of its previously issued guidance range of $2.25 to $2.35, which did not include the impact of COVID-19.

Monro is closely monitoring the guidelines of local, state and federal officials. The Company’s stores have been deemed essential services and continue to operate on reduced hours, even in those areas that have issued “shelter-in-place” orders. The Company has implemented and continues to adjust comprehensive business contingency plans in response to COVID-19 to ensure that its stores are operating efficiently while focusing on the health and safety of its teammates and customers.

Monro believes its solid balance sheet and strong liquidity position provide ample financial flexibility to support its business operations in the current environment. Given the prevailing uncertain market conditions, the Company has also taken appropriate precautionary steps to further mitigate near-term headwinds and strengthen its cash position, including:

•	drawing down the remaining $350 million from its revolving credit facility;

•	deferring non-critical capital expenditures including store reimage;

•	reducing store hours and store labor to match demand;

•	reducing selling, general and administrative expenses; and

•	bolstering its working capital position.

Ponton continued, “As we navigate this unprecedented period of uncertainty, we are closely monitoring the evolving situation and the ongoing impact of COVID-19. I would like to thank the entire Monro organization for their extraordinary efforts during this challenging time.”

The Company will provide a more detailed update on the impact of COVID-19 on its business operations during its fourth quarter fiscal 2020 conference call.

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,283 Company-operated stores, 98 franchised locations, eight wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 32 states, serving the MidAtlantic and New England regions and portions of the Great Lakes, Midwest, Southeast and Western United States. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates),continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 30, 2019. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.